SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              OMEGA RESEARCH, INC.
 ................................................................................
                (Name of Registrant as Specified In Its Charter)

 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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         0-11.
         1)      Title of each class of securities to which transaction applies:

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         2)      Aggregate number of securities to which transaction applies:

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         3)      Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         4)      Proposed maximum aggregate value of transaction:

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         5)      Total fee paid:

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[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                              OMEGA RESEARCH, INC.

                            8700 WEST FLAGLER STREET
                              MIAMI, FLORIDA 33174

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 13, 1999
                    ----------------------------------------

To Our Shareholders:

         The 1999 annual meeting of shareholders (the "Annual Meeting") of Omega Research, Inc. (the "Company") will be held on Friday, August 13, 1999, at 10:00 a.m., local time, at the Miami Airport Marriott, 1201 N.W. LeJeune Road, Miami, Florida 33126, for the following purposes:

         1. To elect seven directors of the Company to serve for a one-year term expiring in 2000;

         2. To approve an increase in the number of shares of the Company's common stock, $.01 par value, reserved for issuance under the Amended and Restated 1996 Incentive Stock Plan from 3,000,000 shares to 4,500,000 shares, subject to any further antidilution adjustments;

         3. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1999; and

         4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

         The Board of Directors has fixed Monday, June 14, 1999, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

         Copies of the Company's Proxy Statement and annual report for the year ended December 31, 1998 accompany this notice.

         You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the envelope provided for that purpose.

                                             By Order of the Board of Directors


                                             Marc J. Stone
                                             Secretary

Miami, Florida
July 12, 1999

                              OMEGA RESEARCH, INC.
                            8700 WEST FLAGLER STREET
                              MIAMI, FLORIDA 33174

                                 PROXY STATEMENT
                                 ---------------

                                  INTRODUCTION

GENERAL

         This Proxy Statement, which, together with the accompanying proxy card, is first being mailed to shareholders on or about July 15, 1999, is furnished to the shareholders of Omega Research, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors (sometimes referred to herein as the "Board") of the Company for use in voting at the 1999 annual meeting of shareholders (the "Annual Meeting"), including any adjournment or postponement thereof.

         The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, e-mail, facsimile or other means by officers and/or regular employees of the Company without additional compensation or remuneration therefor. Arrangements have also been made with brokers, dealers, banks, voting trustees and other custodians, nominees and fiduciaries to forward proxy materials and annual reports to the beneficial owners of the shares held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing.

         A copy of the Company's annual report for the fiscal year ended December 31, 1998 (which has included therein audited financial statements for the Company for the three fiscal years ended December 31, 1998) is being mailed to the Company's shareholders together with this Proxy Statement. Such annual report is not, however, incorporated into this Proxy Statement nor is it to be deemed a part of the proxy soliciting material.

VOTING PROCEDURES

         Proxies in the form enclosed, if properly executed and received in time for voting and not revoked, will be voted as directed in accordance with the instructions thereon. In voting by proxy in regard to (1) the election of seven directors to serve until the 2000 annual meeting of shareholders, shareholders may vote in favor of all nominees or withhold their votes as to all or as to any specific nominees, and (2) approval of an increase in the number of shares of the Company's common stock, $.01 par value ("Common Stock"), reserved for issuance under the Amended and Restated 1996 Incentive Stock Plan (the "Incentive Stock Plan") and ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants, shareholders may vote for or against or abstain from voting. Any properly executed and timely received proxy not so directing or instructing to the contrary will be voted FOR each of the Company's nominees as directors, approval of the increase in the number of shares reserved for issuance under the Incentive Stock Plan and ratification of the selection of Arthur Andersen LLP. See Proposals 1, 2 and 3 herein. Sending in a signed proxy will not affect a shareholder's right to attend the meeting and vote in person since the proxy is revocable. Any shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by, among other methods, giving notice of such revocation to the Secretary of the

Company, attending the Annual Meeting and voting in person or by duly executing and returning a proxy bearing a later date.

         The management knows of no other matters to be presented for action at the Annual Meeting other than as mentioned herein. However, if any other matters come before the Annual Meeting, it is intended that the holders of the proxies will vote thereon in their sole discretion.

VOTING SECURITIES

         At the close of business on Monday, June 14,1999, the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting (the "Record Date"), the Company's outstanding voting securities consisted of 22,409,974 shares of Common Stock. Holders of Common Stock are entitled to one vote per share.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date, by (i) each person who is known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees for directors who own shares of Common Stock, (iii) the Company's Co- Chief Executive Officers ("Co-CEOs") and its executive officers other than the Co-CEOs who were serving as executive officers at the end of fiscal year 1998, and (iv) all directors and executive officers of the Company as a group. Except as otherwise described in the footnotes below, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. The address of each person who beneficially owns more than 5% of the Common Stock is the Company's principal executive office.

                                               SHARES BENEFICIALLY OWNED(1)
                                               ----------------------------
       NAME OF BENEFICIAL OWNER                   NUMBER           PERCENT
       ------------------------                 ----------         -------
       William R. Cruz(2) .................      9,156,654           40.9%
       Ralph L. Cruz(3) ...................      9,156,554           40.9
       Peter A. Parandjuk .................        112,550            *
       Salomon Sredni .....................         72,750            *
       Marc J. Stone ......................         68,000            *
       Janette Perez ......................         11,600            *
       Christos M. Cotsakos ...............         58,700(4)         *
       Brian D. Smith .....................          8,333            *
       Stephen C. Richards(5) .............             --            *
       All executive officers and directors
       as a group (8 persons)(6) ..........     18,645,141           82.1%
-------------------
*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Includes options held by executive officers and/or directors which are exercisable within 60 days of the Record Date.

(2) Includes 1,950,000 shares held by the RLCF-II 1997 Limited Partnership, as to which William R. Cruz possesses voting and dispositive powers as trustee under the Ralph L. Cruz 1997 Grantor Retained Annuity Trust #1. This trust, together with Ralph L. Cruz, are the limited partners of RLCF-II 1997 Limited Partnership and this trust directly and indirectly wholly owns a Texas limited liability company that is the sole general partner of RLCF-II 1997 Limited Partnership. The Ralph L. Cruz 1997 Grantor Retained Annuity Trust #1 provides for annual distributions of principal and income to Ralph L. Cruz for five years commencing in 1997, and thereafter any remainder interest is payable to the Ralph L. Cruz 1997 Family Trust for the benefit of certain family members and/or charitable organizations. Does not include 900 shares owned by the spouse of William R. Cruz with respect to which Mr. Cruz disclaims beneficial ownership.

(3) Includes 1,950,000 shares held by the WRCF-II 1997 Limited Partnership, as to which Ralph L. Cruz possesses voting and dispositive powers as trustee under the William R. Cruz 1997 Grantor Retained Annuity Trust #1. This trust, together with William R. Cruz, are the limited partners of WRCF-II 1997 Limited Partnership and this trust directly and indirectly wholly owns a Texas limited liability company that is the sole general partner of WRCF-II 1997 Limited Partnership. The William
         R. Cruz 1997 Grantor Retained Annuity Trust #1 provides for annual distributions of principal and income to William R. Cruz for five years commencing in 1997, and thereafter any remainder interest is payable to the William R. Cruz 1997 Family Trust for the benefit of certain family members and/or charitable organizations.

(4) 33,700 of such shares are held by the Cotsakos Revocable Trust, of which Mr. Cotsakos and his wife serve as trustees.

(5) Stephen C. Richards is a nominee for director of the Company. See Proposal 1 - "ELECTION OF DIRECTORS."

(6)      See other footnotes above.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company and their respective ages and positions with the Company as of the date of this Proxy Statement are as follows:

NAME                           AGE       POSITION WITH THE COMPANY
----                           ---       -------------------------
William R. Cruz                 38       Co-Chairman of the Board, Co-Chief Executive Officer and President
Ralph L. Cruz                   35       Co-Chairman of the Board and Co-Chief Executive Officer
Peter A. Parandjuk              36       Chief Technology Officer, Vice President of Research and
                                         Technology and Director
Salomon Sredni(1)               31       Vice President of Operations, Chief Financial Officer, Treasurer and
                                         Director
Marc J. Stone                   38       Vice President of Corporate Development, General Counsel,
                                         Secretary and Director
Janette Perez                   41       Vice President of Marketing
Christos M. Cotsakos(1)(2)      50       Director
Brian D. Smith(1)(2)            54       Director

--------------------

(1)      Member of the Audit Committee of the Company's Board of Directors.
(2)      Member of the Compensation Committee of the Company's Board of
         Directors.

         The Company's directors hold office until the Annual Meeting. The Company's executive officers serve at the discretion of the Board of Directors.

         WILLIAM R. CRUZ co-founded the Company in 1982 and has been its President and a director since that time. Mr. Cruz was appointed Co-Chief Executive Officer of the Company in 1996. Mr. Cruz studied classical violin at the University of Miami, which he attended on a full scholarship, and Julliard School of Music. Mr. Cruz left Julliard School of Music prior to graduation to co-found the Company. Mr. Cruz has won numerous classical violin competitions. Mr. Cruz has been primarily responsible for overseeing the conception and management of the Company's products and product strategies.

         RALPH L. CRUZ co-founded the Company in 1982 and has been a director since that time. Mr. Cruz was Vice President of the Company from 1982 until 1996, at which time he was appointed Co- Chief Executive Officer. Mr. Cruz studied classical violin at the University of Miami, which he attended on a full scholarship, and Indiana University. Mr. Cruz left Indiana University prior to graduation to devote full time to the Company. Mr. Cruz has won numerous classical violin competitions. Mr. Cruz has been primarily responsible for overseeing the Company's marketing strategies.

         PETER A. PARANDJUK joined the Company in 1988 as a software engineer, became the Company's senior software engineer in 1991, was appointed Vice President of Product Development in January 1995 and was named a director of the Company in July 1997. In October 1998, Mr. Parandjuk was appointed Chief Technology Officer and Vice President of Research and Technology. Mr. Parandjuk has a bachelor's degree in Applied Mathematics from the State University of New York at Buffalo.

         SALOMON SREDNI joined the Company in December 1996 as its Vice President of Operations and Chief Financial Officer and was named Treasurer in May 1997, a director of the Company in July 1997 and a member of the Audit Committee of the Board of Directors in January 1998. From August 1994 to November 1996, Mr. Sredni was Vice President of Accounting and Corporate Controller at IVAX Corporation, a publicly-held pharmaceutical company. Prior to that time, from January 1988 to August 1994, Mr. Sredni was with Arthur Andersen LLP, an international accounting firm. Mr. Sredni is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Sredni has a bachelor's degree in accounting from The Pennsylvania State University.

         MARC J. STONE joined the Company in May 1997 as its Vice President of Corporate Development (which title was formerly Vice President of Corporate Planning and Development), General Counsel and Secretary and was named a director of the Company in July 1997. From January 1993 to May 1997, Mr. Stone was a partner at a predecessor law firm of Bilzin Sumberg Dunn Price & Axelrod LLP ("Bilzin Sumberg"), which currently serves as the Company's regular outside counsel. Prior to that time, from 1985 to 1992, Mr. Stone was an associate with that predecessor law firm. Mr. Stone is of counsel to Bilzin Sumberg. Mr. Stone has bachelor's degrees in English and American Literature and Theatre Arts and Dramatic Literature from Brown University, and received his law degree from University of California (Boalt Hall) School of Law at Berkeley.

         JANETTE PEREZ joined the Company in January of 1996 as its Public Relations Manager and was appointed Corporate Relations Director in November 1997. In July 1998, she was appointed Vice President of Marketing. During 1994 and 1995, Ms. Perez traveled abroad. Prior to that, from 1979 to January 1994, Ms. Perez was Office Manager and Controller for Simon Bolivar International, a specialty advertising firm.

         CHRISTOS M. COTSAKOS is Chairman, Chief Executive Officer and a director of E*TRADE Group, Inc. ("E*TRADE"). He joined E*TRADE in March 1996 as President and Chief Executive Officer. Prior to joining E*TRADE, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielson, Inc. from March 1995 to January 1996, as President and Chief Executive Officer of Nielson International from September 1993 to March 1995 and as President and Chief Operating Officer of Nielson Europe, Middle East and Africa from March 1992 to September 1993. Mr. Cotsakos joined Nielson after 19 years with Federal Express Corporation, where he held a number of senior executive positions. Mr. Cotsakos also currently serves as a director of several leading-edge technology companies in both the public and private sector. A decorated Vietnam Veteran, Mr. Cotsakos served as a fire team leader with the 2/501st 101st Airborne infantry. He received a BA (cum laude) from William Paterson College, an MBA (summa cum laude) from Pepperdine University and is currently a fourth year PhD candidate in the field of economics at the University of London. Mr. Cotsakos has been the recipient of several industry awards. Mr. Cotsakos became a director in January 1998, at which time he was also elected to the Compensation Committee and the Audit Committee of the Board of Directors. As a result of Mr. Cotsakos' significant duties and responsibilities at E*TRADE and other commitments which he believes would prevent him from devoting the time necessary to continue to serve as a director of the Company, he has advised the Company that he is unable to stand for re-election at the Annual Meeting. See Proposal 1 - "ELECTION OF DIRECTORS."

         BRIAN D. SMITH, who is currently a private investor, served from January 1990 until 1996 served as President of Data Broadcasting Corporation ("DBC"), a leading provider of financial data services to the individual investor market. Prior to becoming President, Mr. Smith, since 1983, held several key positions with DBC and its predecessor companies. Prior to that, Mr. Smith worked for 13 years for General Electric Company in engineering, sales and management positions, and for Texas Instruments in engineering. Mr. Smith also served as Chief Executive Officer of Mobile Broadcasting Corp., a wireless communications company, from December 1996 to December 1997. Mr. Smith became a director in December 1997, and was elected to the Compensation Committee and the Audit Committee of the Board of Directors in January 1998.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors held four meetings and acted by unanimous written consent in lieu of a meeting five times during the fiscal year ended December 31, 1998.

         In January 1998, the Company's Board of Directors appointed Christos M. Cotsakos and Brian D. Smith, two nonemployee, independent directors (the "Independent Directors"), and Salomon Sredni as the members of the first Audit Committee of the Board of Directors. All of them were reappointed to the Audit Committee in July 1998 and currently serve as members of the Audit Committee. The Audit Committee recommends the annual engagement of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments, related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. The Audit Committee held four meetings during the fiscal year ended December 31, 1998.

         In January 1998, the Board of Directors established a Compensation Committee consisting solely of the Independent Directors, who were reappointed in July 1998 and currently serve on the Compensation Committee. The Compensation Committee determines executive officers' salaries and bonuses and administers the Incentive Stock Plan and the Company's 1997 Employee Stock Purchase Plan, as amended (the "Purchase Plan"). The Compensation Committee held three meetings and acted by unanimous written consent in lieu of a meeting three times and the Co-Chief Executive Officers acted on behalf of the Compensation Committee 17 times during the fiscal year ended December 31, 1998.

         The Board of Directors does not currently have a nominating committee or a committee performing similar functions.

DIRECTORS' COMPENSATION

         The Company's Independent Directors receive $750 for attendance at each meeting of the Board of Directors and each committee thereof, with an additional $150 paid for each committee meeting which is chaired by an Independent Director. Pursuant to the Company's 1997 Nonemployee Director Stock Option Plan, as amended (the "Nonemployee Director Stock Plan"), each Independent Director also receives an option to purchase as many as 75,000 shares of Common Stock upon initial election as a director of the Company as determined by the Company's Board of Directors at such time, and an option to purchase 3,000 shares of Common Stock upon each re-election as an Independent Director at the Company's annual meeting of shareholders. See "EXECUTIVE COMPENSATION-Other Compensation Arrangements--1997 Nonemployee Director Stock Option Plan." All directors may also be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company do not receive additional compensation for service as a director. In connection with their initial appointments to the Board of Directors, Messrs. Cotsakos and Smith were each paid a one-time retainer of $25,000. In connection with the election of a new nonemployee, independent director to replace Mr. Cotsakos, it is contemplated that such new director will receive an option to purchase 25,000 shares of Common Stock upon and subject to his election as a director of the Company at the Annual Meeting. See Proposal 1 - "ELECTION OF DIRECTORS."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") , requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company and written representations that no Form 5's were required when applicable, the Company believes that during the fiscal year ended December 31, 1998 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         In January 1998, the Board of Directors established a Compensation Committee consisting solely of the Independent Directors. See "DIRECTORS AND EXECUTIVE OFFICERS - Board

Meetings and Committees of the Board" for a discussion of the Compensation Committee and its responsibilities.

GENERAL COMPENSATION PHILOSOPHY

         The Compensation Committee's strategy is to develop and implement an executive compensation program that allows the Company to attract and retain highly qualified persons to manage the Company in order to enhance shareholders' value. The objectives of this strategy are to provide a compensation policy that permits the recognition of individual contributions and achievements as well as the Company's operating results. Within this strategy, the Compensation Committee considers it essential to the vitality of the Company to maintain levels of compensation opportunity that are competitive with companies in the software industry as well as the overall high-tech industry. The Company's compensation policy and strategy is based in part upon the information and recommendations provided in February 1998 by an independent compensation consulting firm which was retained by the Board of Directors to undertake a review on behalf of the Company with respect to 1997 executive compensation.

EXECUTIVE COMPENSATION

         Executive compensation is comprised of base salary, annual bonus compensation and long-term incentive compensation in the form of stock options.

BASE SALARIES

         Base salary levels for executive officers are designed to be consistent with competitive practice and level of responsibility, although the Co-CEOs' base salary level in 1998 was below market levels. The Compensation Committee's strategy in general is to provide a competitive salary for each executive officer with such salary increasing based on individual performance, the Company's operating results and changes in responsibility and competitive markets.

ANNUAL BONUS COMPENSATION

         During fiscal 1998, neither of the Co-CEOs received an annual bonus, while each of the other executive officers did receive annual bonuses. The Compensation Committee's strategy is to provide an annual bonus for executive officers that is strongly linked to the Company's operating performance. The Compensation Committee believes that this strategy is consistent with the approach typically taken by companies in the software industry. See "Other Compensation Arrangements - Executive Officer Bonus Plan" for a discussion of the Company's bonus plan for executive officers for fiscal years 1998 and 1999.

LONG-TERM INCENTIVE COMPENSATION

         The Compensation Committee believes that the use of equity-based long-term compensation plans directly links executive officers' interests to enhancing shareholders' value. Stock options are an integral part of the Company's executive compensation program in order to align the interests of the executive officers with the interests of the Company's shareholders. Stock option compensation bears a direct relationship to corporate performance in that, over the long term, share price appreciation depends upon corporate performance, and without share price appreciation the stock options are of no value. Stock option grants are generally provided to executive officers as a part of their initial compensation package upon becoming an employee of the Company and/or upon being promoted at levels commensurate with their experience and responsibility. In addition, stock options are considered at least annually by the Compensation Committee for all executive officers. In that regard, the Company awarded stock options pursuant to the Incentive Stock Plan to executive officers of the Company (other than the Co-CEOs) during fiscal years 1996, 1997 and 1998 as described in "SUMMARY COMPENSATION TABLE" and "OPTION GRANTS IN 1998 FISCAL YEAR."

         Submitted by the Compensation Committee of the Board of Directors.

                           Christos M. Cotsakos
                           Brian D. Smith

EXECUTIVE COMPENSATION TABLES

         The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company in the three years ended December 31, 1998 by the Co-CEOs and the four other most highly compensated executive officers of the Company whose aggregate annual compensation exceeded $100,000 (together, the "Named Executive Officers"). The Company did not have a pension plan or a long-term incentive plan, had not issued any restricted stock awards and had not granted any stock appreciation rights as of December 31, 1998. The value of all perquisites and other personal benefits received by each Named Executive Officer did not exceed 10% of the Named Executive Officer's total annual compensation.


                                                                                    Long-Term
                                                                                   Compensation
                                                 Annual Compensation                  Awards
                                          -=-------------------------------      ----------------
                                                                                   Securities
                                          Fiscal                                   Underlying        All Other
Name and Principal Position                Year        Salary        Bonus (1)      Options(2)    Compensation(3)
---------------------------               ------      --------       ---------   ---------------- ---------------
William R. Cruz ........................     1998     $150,000              --                 --           --
   Co-Chief Executive                        1997      150,000              --                 --     $  3,800
   Officer and President                     1996       90,000              --                 --        4,320

Ralph L. Cruz ..........................     1998      150,000              --                 --           --
   Co-Chief Executive Officer                1997      150,000              --                 --        3,800
                                             1996       90,000              --                 --        4,320

Peter A. Parandjuk .....................     1998      165,000        $ 15,077            205,000           --
   Chief Technology Officer and Vice         1997      130,000          34,125(4)              --        3,800
   President of Research and Technology      1996      116,990          78,984(5)         250,000        5,700

Salomon Sredni .........................     1998      165,000          10,000            150,000           --
   Vice President of Operations,             1997      130,000          34,125(4)              --           --
   Chief Financial Officer and Treasurer     1996       10,833(6)           --            140,000           --

Marc J. Stone ..........................     1998      165,000          10,000            130,000           --
   Vice President of Corporate               1997       76,483(7)      107,875(4)(8)      140,000           --
   Development, General Counsel              1996           --              --                 --           --
   and Secretary

Janette Perez ..........................     1998       97,083          30,255(10)        100,000           --
   Vice President of Marketing(9)            1997       36,875           9,858             12,000          573
                                             1996       23,928           5,388                 --           --


--------------------

(1) See "Other Compensation Arrangements - Executive Officer Bonus Plan" for a discussion of the Company's bonus plan for executive officers for fiscal years 1998 and 1999.
(2) Represents shares of Common Stock issuable upon the exercise of options granted under the Company's Incentive Stock Plan.
(3) Represents 401(k) Plan Company contributions on behalf of the Named Executive Officer.
(4)      $4,875 of this amount was earned in 1997, but paid in 1998.
(5)      $26,491 of this amount was earned in 1996, but paid in 1997.
(6) Mr. Sredni joined the Company on December 1, 1996. His annual base salary for 1996 was $130,000.
(7) Mr. Stone joined the Company on May 30, 1997. His annual base salary for 1997 was $130,000.
(8) Includes a one-time bonus of $90,000 paid to Mr. Stone at the time he became an employee of the Company.
(9)      Ms. Perez became an executive officer in July 1998.
(10)     $9,000 of this amount was earned in 1998, but paid in 1999.

                        OPTION GRANTS IN 1998 FISCAL YEAR

         The following table summarizes the options which were granted during the fiscal year ended December 31, 1998 to the Named Executive Officers.

                                             Individual Grants
                     -----------------------------------------------------------------
                                                                                                        Potential Realizable
                                        Percent of                                                        Value at Assumed
                        Number            Total                                                            Annual Rate of
                          Of             Options                   Market                                    Stock Price
                      Securities        Granted to    Exercise     Price                   Value at       Appreciation for
                      Underlying        Employees     or Base     on Grant                Grant-Date       Option Term (1)
                        Options         in Fiscal      Price        Date    Expiration   Market Price  ----------   --------
Name                 Granted(#)(2)        Year        ($)(sh)      ($)(SH)     Date        0%($)(3)       5%($)      10%($)
                     -------------    ------------  -----------  ---------  ----------   ------------  ----------   --------

William R. Cruz              --              --         --        --               --           --           --           --
Ralph L. Cruz                --              --         --        --               --           --           --           --
Peter A. Parandjuk       40,000               2%     $   2.88  $   2.88      01/14/08           --     $ 72,449     $183,599
Peter A. Parandjuk       20,000               1          3.63      3.94      06/15/08     $  6,200       55,757      131,787
Peter A. Parandjuk      120,000               6          1.59      1.69      10/25/08       12,000      139,540      335,211
Peter A. Parandjuk       25,000(4)            1          1.66      1.88      12/28/08        5,500       35,058       80,406
Janette Perez             5,000              --          2.88      2.88      01/14/08           --        9,056       22,950
Janette Perez            35,000               2          3.63      3.94      06/15/08       10,850       97,545      230,627
Janette Perez            60,000(4)            3          1.66      1.88      12/28/08       13,200       84,139      192,974
Salomon Sredni           20,000               1          3.03      2.91      01/08/08           --       34,202       90,356
Salomon Sredni           40,000               2          2.88      2.88      01/14/08           --       72,449      183,599
Salomon Sredni           20,000               1          3.63      3.94      06/15/08        6,200       55,757      131,787
Salomon Sredni           70,000(4)            4          1.66      1.88      12/28/08       15,400       98,163      225,137
Marc J. Stone            40,000               2          2.88      2.88      01/14/08           --       72,449      183,599
Marc J. Stone            20,000               1          3.63      3.94      06/15/08        6,200       55,757      131,787
Marc J. Stone            70,000(4)            4          1.66      1.88      12/28/08       15,400       98,163      225,137
---------------

(1) Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the SEC. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(2) These options vest over five years and have a term of ten years from the date of grant, subject to acceleration under certain circumstances.

3) For purposes of and as provided under the Incentive Stock Plan, "fair market value" on the date of grant of any option is the average of the high and low sales prices of a share of Common Stock on The Nasdaq National Market on the trading day immediately preceding such date of grant. The Compensation Committee believes this calculation more accurately reflects "fair market value" of the Company's Common Stock on any given day as compared to simply using the closing market price on the date of grant. As a result, the closing market price on the date of grant at times may be different than the exercise price per share.

(4) This option grant is subject to the condition that the shareholders of the Company approve, no later than December 28, 1999, an increase in the number of total shares of Common Stock reserved for issuance under the Incentive Stock Plan to at least 3,500,000 shares of Common Stock and, if that condition does not occur, the grant shall be void. See "Other Compensation Arrangements - 1996 Incentive Stock Plan" and Proposal 2.

                 AGGREGATE OPTION EXERCISES IN 1998 FISCAL YEAR
                     AND 1998 FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding the value of all unexercised options held at December 31, 1998 by the Named Executive Officers measured in terms of the closing market price of the Company's Common Stock on December 31, 1998. No Named Executive Officer exercised any stock options during the fiscal year ended December 31, 1998.



                                   NUMBER OF
                             SECURITIES UNDERLYING                VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS AT
                              DECEMBER 31, 1998(#)               DECEMBER 31, 1998($)(1)
                          ----------------------------       -----------------------------
NAME                      EXERCISABLE    UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
----                      -----------    -------------       -----------     -------------
William R. Cruz ......          --              --                 --                --
Ralph L. Cruz ........          --              --                 --                --
Peter A. Parandjuk....     100,000         355,000           $175,000          $470,000
Salomon Sredni .......      56,000         234,000             98,000           245,600
Marc J. Stone (2) ....      28,000         242,000                --             98,600
Janette Perez ........       2,400         109,600              1,000            85,000

----------
(1) Based on a per share price of $3.00 on December 31, 1998, which was the closing market price of the Company's Common Stock on the last day of the Company's 1998 fiscal year.

(2) The pecuniary interest in unexercised options for an aggregate of 70,000 shares (options for 14,000 of which shares were exercisable as of December 31, 1998) of the Company's Common Stock have been transferred to the former spouse of the Named Executive Officer pursuant to a marital settlement agreement. Accordingly, this Named Executive Officer disclaims pecuniary ownership of such options.

OTHER COMPENSATION ARRANGEMENTS

         EXECUTIVE OFFICER BONUS PLAN. In February 1988, the Compensation Committee of the Board approved a cash bonus plan for the 1998 fiscal year for the then executive officers of the Company, other than William R. Cruz and Ralph
L. Cruz who have no bonus plan, that provided for cash bonuses of up to 40% of the executive officer's base salary determined by the extent, if any, to which the Company's 1998 net income exceeded its 1997 net income. The Co-Chief Executive Officers were also authorized to grant up to a $10,000 bonus to each such executive officer regardless of whether application of the bonus formula would result in a bonus payout. As 1998 net income of the Company was lower than 1997 net income, no bonus was paid other than the $10,000 per executive officer bonus. In February 1999, the Compensation Committee of the Board of Directors approved a cash bonus plan for the 1999 fiscal year for the executive officers of the Company, other than William R. Cruz and Ralph L. Cruz who have no bonus plan, that provides for cash bonuses of up to 50% of the executive officer's base salary depending upon the extent, if any, to which the Company achieves its net income goals for 1999.

         1996 INCENTIVE STOCK PLAN. The Incentive Stock Plan, pursuant to which officers, employees and nonemployee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units, was adopted by the Board of Directors and approved by the shareholders in June 1996. It was amended and restated in August 1997 and further amended in February 1998. In addition, in the fourth quarter of 1998, the Board of Directors increased, subject to shareholder approval, the number of shares of Common Stock reserved for issuance under the Incentive Stock Plan from 3,000,000 to 4,500,000, subject to future antidilution adjustments. Since the Board's adoption of this increase, a total of 563,000 options (including 365,000 options included in the total options granted in the fourth quarter of 1998) have been granted by the Compensation Committee of the Board to executive officers and certain other senior management personnel of the Company that are contingent upon shareholder approval of the aforementioned increase of reserved shares being obtained within one year following such action of the Board of Directors. For a summary of the material terms of the Incentive Stock Plan and the increase in reserved shares to be voted upon by the Company's shareholders at the Annual Meeting, see Proposal 2.

         1997 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN. The Nonemployee Director Stock Plan, pursuant to which annual grants of a nonqualified stock option are made to each nonemployee director of the Company, was adopted by the Board of Directors and approved by the shareholders in July 1997. It was amended by the Board of Directors in January 1998 to increase the number of shares that may be covered by an option granted to nonemployee directors upon their initial election to the Board of Directors. Upon initial election to the Board of Directors, each nonemployee director may be granted an option to purchase as many as 75,000 shares of Common Stock as determined by the Company's Board at such time. Upon each re-election to the Board of Directors at the annual meeting of shareholders, each nonemployee director will be granted an additional option to purchase 3,000 shares of Common Stock. Each option will be granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. The Company has reserved 175,000 shares of Common Stock for issuance under the Nonemployee Director Stock Plan, subject to antidilution adjustments. In December 1997, Brian D. Smith was awarded an option to purchase 12,000 shares at an exercise price of $6.00 per share upon his initial election to the Board of Directors. This option has a term of ten years and vests in equal installments over three years. In January 1998, Mr. Smith was awarded an additional option to purchase 13,000 shares at an exercise price of $3.03 per share as part of his initial election to the Board of Directors and Christos M. Cotsakos was issued an option to purchase 75,000 shares at an exercise price of $3.03 per share upon his initial election to the Board of Directors. These options have a term of five years and vest in equal installments over three years. See "DIRECTORS AND EXECUTIVE OFFICERS - Directors' Compensation."

         The Board of Directors has the power to amend the Nonemployee Director Stock Plan from time to time. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Nonemployee Director Stock Plan's status as a protected plan under applicable securities laws.

         1997 EMPLOYEE STOCK PURCHASE PLAN. The Purchase Plan was adopted by the Board of Directors and approved by the Company's shareholders in July 1997. The Purchase Plan provides for the issuance of a maximum of 500,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

         The Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is more than 20 hours per week and more than five months in any calendar year and who have completed at least three months of employment are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the Company's stock and the nonemployee directors of the Company may not participate in the Purchase Plan. To participate in the Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six-month periods (each a "Plan Period"). The maximum number of shares of Common Stock an employee may purchase in any Plan Period is 500 shares. The exercise price for the option for each Plan Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon his or her voluntary withdrawal from the Purchase Plan at any time or upon termination of employment. No options were granted under the Purchase Plan during 1997. The first Plan Period began on January 1, 1998. During the year ended December 31, 1998, 12,506 shares of common stock were issued under the Purchase Plan at an average price of $3.06.

         The Board of Directors has the power to amend or terminate the Purchase Plan. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Purchase Plan's status as a protected plan under applicable securities laws or as a qualified plan under applicable tax laws.

         401(K) PLAN. The Company has a defined contribution retirement plan which complies with Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees with at least three months of continuous service are eligible to participate and may contribute up to 15% of their compensation. Company contributions are vested 20% for each year of service. There were no contributions charged against income during 1998. Company contributions charged against income during 1997 and 1996 were $63,000 and $62,000, respectively.

NON-COMPETITION AGREEMENTS

         All employees of the Company, including the Named Executive Officers, have entered into agreements with the Company which generally contain certain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting such employees from competing with the Company during their employment with the Company and for a period of two years thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company formed the Compensation Committee of the Board of Directors in January 1998, at which time the two Independent Directors were appointed as members. The compensation (including salaries, bonuses and stock options) of the Company's executive officers for 1998 was determined by the Compensation Committee. In 1998, neither member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of the Regulation S-K.

PERFORMANCE GRAPH

         The following graph shows a monthly comparison for the period covering October 1, 1997 (the first day of trading subsequent to the Company's initial public offering) through December 31, 1998 of cumulative total returns to shareholders for the Company, Center for Research in Security Prices ("CRSP") Index for NASDAQ Stock Market (U.S. Companies) and CRSP Index for NASDAQ Stocks (SIC 7370-7379 U.S. Companies) of U.S. Companies in the computer programming, data processing and other computer related services industries.

                               [PERFORMANCE GRAPH]

         The following table presents in tabular form the data set forth in the performance graph to be included in this Proxy Statement:

                          CRSP TOTAL RETURNS INDEX FOR:


                                                                                  NASDAQ Stocks (SIC
                                                                                      7370-7379 US
                                                                                Companies) in Computer
                                                                             Prog., Data Proc. & Other
                                                   Nasdaq Stock Market            Computer Related
     Date                 Omega Research, Inc.       (US Companies)                    Services
--------------            --------------------      ----------------         -------------------------
10/01/1997                    $  100.0                  $  100.0                      $  100.0
10/31/1997                        70.2                      94.5                          98.0
11/28/1997                        43.6                      95.0                         100.7
12/31/1997                        45.7                      93.4                          94.4
01/30/1998                        26.1                      96.3                         101.8
02/27/1998                        29.8                     105.4                         115.4
03/31/1998                        31.9                     109.3                         124.9
04/30/1998                        47.3                     111.1                         126.1
05/29/1998                        41.5                     104.9                         117.2
06/30/1998                        35.6                     112.3                         139.8
07/31/1998                        29.3                     110.9                         135.1
08/31/1998                        19.1                      89.0                         110.4
09/30/1998                        18.1                     101.4                         132.9
10/30/1998                        13.3                     105.8                         129.7
11/30/1998                        18.1                     116.5                         150.1
12/31/1998                        25.5                     131.6                         173.5

NOTES:

   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighed daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D.    The index level for all series was set to $100.0 on 10/01/1997.

                              CERTAIN TRANSACTIONS

         During 1997 the Company distributed cash dividends in the aggregate amount of $16.5 million (including the Dividend described in the following paragraph which was paid immediately prior to the consummation of the Company's initial public offering) to the then current shareholders of the Company (William R. Cruz and Ralph L. Cruz and, in addition, commencing in the third quarter of 1997, certain of their affiliates). Additionally, during the second quarter of 1997, the Company declared a dividend to the then current shareholders of the Company, William R. Cruz and Ralph L. Cruz, of the Company's former office facilities located at 9200 Sunset Drive, Miami, Florida 33173. The carrying value of the facility on the Company's books was approximately $507,000.

         Of the total amount of dividends paid in 1997, the Company's Board of Directors declared and paid a dividend of $15.4 million to the Company's then existing shareholders (the "Dividend") immediately prior to the consummation of the Company's initial public offering. The Dividend was equal to the Company's estimate at that time of its cumulative taxable income prior to its conversion to a C corporation to the extent such taxable income had not been previously distributed. Subsequent to the payment of the Dividend, the Company preliminarily determined that the actual cumulative taxable income would be less than was originally estimated. Accordingly, in the fourth quarter of 1997, the recipients of the Dividend repaid $800,000, plus interest, to the Company. During the third quarter of 1998, upon finalization of the Company's 1997 tax returns and final determination of S corporation earnings at the date of the conversion to a C corporation, the recipients of the Dividend repaid an additional $135,000, plus interest, to the Company, reducing the Dividend to $14.5 million.

         The Company and William R. Cruz and Ralph L. Cruz and certain of their affiliates (collectively, the "Cruz Shareholders") have entered into an S Corporation Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to the Dividend and their respective income tax liabilities. The Tax Agreement provides that to the extent the Company's earnings during the period in which it was an S corporation ("S Corporation Earnings"), as subsequently established by the filing of the Company's tax return for the Company's short S corporation tax year, are less than the Dividend paid prior to the consummation of the Company's initial public offering, the Cruz Shareholders will make a payment equal to such difference to the Company and, if the S Corporation Earnings are greater than the Dividend, the Company will make an additional distribution equal to such difference to William R. Cruz and Ralph L. Cruz, in either case, with interest thereon. Subject to certain limitations, the Tax Agreement also provides for the cross-indemnification of the Cruz Shareholders and the Company for any federal and state income taxes, including interest and penalties, if any, as a result of a final determination of a taxing authority that increases or decreases the taxable income of the Company for an S corporation taxable year (resulting in a change in the income taxes due by the Cruz Shareholders for such year) and causes a corresponding increase or decrease in the taxable income of the Company for a C corporation taxable year. Each party's obligation under the Tax Agreement is limited to the amount of any reduction in such party's tax liability as a result of any such determination. To the extent a payment is made pursuant to the Tax Agreement by the Company to the Cruz Shareholders after the one year anniversary of the date on which the Company's S corporation status terminated, except to the extent it relates to the change of the Company's method of accounting from the cash method to the accrual method effective on July 1, 1997 (the "Change in Accounting Method"), the Company will be required to make an additional payment to the Cruz Shareholders equal to any income taxes payable by such persons on such payments. The Company will not receive a tax deduction for any payments made pursuant to the Tax Agreement. The Cruz Shareholders have not provided security for their obligations under the Tax Agreement; accordingly, the Company's ability to collect any such payments will be dependent upon the financial condition of such persons at the time such payments are to be made. The Company is not aware of any tax adjustments which might require payments under the Tax Agreement other than related to the Change in Accounting Method.

         Marc J. Stone, the Company's Vice President of Corporate Development, General Counsel and Secretary and a director, was a partner in a predecessor law firm to Bilzin Sumberg until immediately prior to joining the Company in May 1997. Thereafter, Mr. Stone was of counsel to the predecessor firm and is currently of counsel to Bilzin Sumberg. Bilzin Sumberg and its predecessor firms have acted as the Company's regular outside legal counsel since 1994. The total fees and costs paid by the Company to the predecessor firm of Bilzin Sumberg (Rubin Baum Levin Constant Friedman & Bilzin) in 1998, 1997 and 1996 were approximately $10,100, $349,000 and $34,000, respectively, and to Bilzin Sumberg in 1998 were approximately $69,000. The Company believes that the fees paid are no less favorable to the Company than could be obtained from comparable law firms in the Miami area.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Seven directors are to be elected at the Annual Meeting to hold office until the annual meeting of shareholders next succeeding their election and until their respective successors are elected and qualified or as otherwise provided in the Bylaws of the Company. The nominees for directors who receive a plurality of the votes cast by the holders of outstanding shares of Common Stock entitled to vote at the Annual Meeting will be elected. Abstentions (withheld authority) and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director.

         The Board of Directors has designated the persons hereinafter listed to be nominees for election as directors. Each of the nominees (other than Stephen
C. Richards) is currently serving as a director of the Company and each has consented to being named in the Proxy Statement and to serve if elected. Stephen
C. Richards, who is not currently serving as a director, has been nominated to replace Christos M. Cotsakos. Mr. Cotsakos has advised the Company that he is unable to stand for re-election at the Annual Meeting as a result of his significant duties and responsibilities at E*TRADE and other commitments which he believes would prevent him from devoting the time necessary to continue to serve as a director of the Company. The Company has no reason to believe that any of the nominees will be unavailable for election; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee or the number of authorized directors may be reduced. Each proxy will be voted for the election to the Board of Directors of all of the Board of Director's nominees unless authority is withheld to vote for all or any of said nominees.

               NAME                             DIRECTOR SINCE
               ----                             --------------
               William R. Cruz                   1982
               Ralph L. Cruz                     1982
               Peter A. Parandjuk                1997
               Salomon Sredni                    1997
               Marc J. Stone                     1997
               Brian D. Smith                    1997
               Stephen C. Richards                 --

         For biographical and other information (including their principal occupation for at least the past five years) regarding all of the nominees (other than Stephen C. Richards), see "DIRECTORS AND EXECUTIVE OFFICERS," and regarding Stephen C. Richards, see hereinbelow.

         Stephen C. Richards, age 46, is currently Senior Vice President, Corporate Development and New Ventures of E*TRADE. From 1996 to approximately July 1997, Mr. Richards served as E*TRADE's Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to joining E*TRADE in April 1996, Mr. Richards was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., where he was employed for more than 11 years. He is also a former Vice President/Deputy Controller of Becker Paribas, and former First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards also serves as a director of Versus Technologies, Inc. which is listed on the Montreal and Toronto Stock Exchanges. He received a Bachelor of Arts in Statistics and Economics from the University of California at Davis and an MBA in Finance from the University of California at Los Angeles. Mr. Richards is a Certified Public Accountant.

      THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES
                                 LISTED ABOVE.

                                   PROPOSAL 2

                          APPROVAL OF AMENDMENT TO THE
                              OMEGA RESEARCH, INC.
                 AMENDED AND RESTATED 1996 INCENTIVE STOCK PLAN

                                 SUMMARY OF PLAN

PURPOSE

         The Board submits to the shareholders for their approval an amendment to the Incentive Stock Plan to increase the number of shares reserved for issuance under the Incentive Stock Plan from 3,000,000 shares of Common Stock to 4,500,000 shares of Common Stock, subject to future antidilution adjustments. The material provisions of the Incentive Stock Plan are summarized below. The purpose of the Incentive Stock Plan is to provide incentives which will attract and retain highly competent persons as officers and key employees of the Company, as well as independent contractors providing consulting or advisory services to the Company ("nonemployee consultants"). It is intended to enable such key employees (including officers) and nonemployee consultants of the Company or any subsidiary to own stock in the Company or to receive monetary payments based on the value of such stock, and to take advantage of the tax benefits allowed by the Code to employer stock plans.

NUMBER OF SHARES

         The Company currently has reserved 3,000,000 shares of Common Stock for issuance under the Incentive Stock Plan, subject to further antidilution adjustments. The proposed amendment to the Incentive Stock Plan would increase the number of shares reserved for issuance under the Incentive Stock Plan to 4,500,000 shares of Common Stock, subject to further antidilution adjustments.

ADMINISTRATION

         Prior to January 1998, the Incentive Stock Plan had been administered by the Board, but, since the establishment of the Compensation Committee of the Board in January 1998, the Compensation Committee of the Board administers the Incentive Stock Plan. The Compensation Committee, which serves at the discretion of the Board, is currently comprised of the two Independent Directors. The members of the Compensation Committee are chosen by the Board so that grants made under the Incentive Stock Plan to officers (who may also be directors) of the Company ("Section 16 Insiders") who are subject to liability under Section 16 of the Exchange Act, and other transactions by such persons, qualify for the maximum exemption from Section 16 liability provided by Rule 16b-3 under the Exchange Act.

         The Compensation Committee is authorized to determine, among other things, the employees to whom, and the time at which, options and other Awards (as hereinafter defined) under the Incentive Stock Plan are to be granted, the number of shares subject to each, the applicable vesting schedule and the exercise price (provided that, for incentive stock options, the exercise price shall not be less that 100% of the fair market value of the Common Stock on the date of grant). The Compensation Committee will also determine the treatment to be afforded to a participant in the Incentive Stock Plan in the event of termination of employment for any reason, including death, disability or retirement. The Compensation Committee has final authority to interpret any provision of the Incentive Stock Plan, any grant made under the Incentive Stock Plan or any provision of any agreement evidencing such grant. The Compensation Committee is authorized, subject to the provisions of the Incentive Stock Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Incentive Stock Plan and to make such determinations and interpretations and to take such action in connection with the Incentive Stock Plan and any Awards (as hereinafter defined) granted as it deems necessary or advisable.

         In February 1998, the Board of Directors amended the Incentive Stock Plan to permit the Compensation Committee to delegate to the Company's Co-CEOs the authority to grant options to employees (other than officers) of the Company identified by the Co-CEOs. The Compensation Committee has delegated to the Co-CEOs the authority to grant options covering up to 150,000 shares of Common Stock per annum, but retains the ability to revoke the delegation at any time.

ELIGIBILITY

         Employees (including officers), prospective employees (conditioned upon and effective not earlier than their becoming an employee) and independent contractors (including persons other than individuals) providing consulting or advisory services to the Company are eligible to participate in the Incentive Stock Plan. Participants will consist of such employees or prospective employees of the Company and independent contractors as the Compensation Committee (or the Co-CEOs pursuant to the delegation of authority granted by the Compensation Committee) in their sole discretion determine to be responsible for the success and future growth and profitability of the Company and whom the Compensation or Co-CEOs (as the case may be) may designate from time to time to receive Awards under the Incentive Stock Plan. The Compensation Committee or Co- CEOs (as the case may be) shall consider such factors as they deem pertinent in selecting participants and in determining the type and amount of their respective Awards.

TYPES OF AWARDS

         The Incentive Stock Plan permits the Company to grant incentive stock options "(ISOs"), nonqualified stock options ("NSOs"), stock appreciation rights, stock awards, performance shares and performance units (collectively, "Awards"). These Awards are described below.

STOCK OPTIONS

         Stock options consist of awards from the Company, in the form of agreements, which enable the holder (an "optionee") to purchase a specific number of shares of Common Stock, at set terms and at a fixed purchase price. ISOs are options that qualify for preferred tax treatment under Section 422 of the Code. NSOs are options that do not qualify as ISOs. Options designated as ISOs that fail to continue to meet the requirements of Section 422 of the Code shall be redesignated as NSOs for Federal income tax purposes automatically without further action by the Compensation Committee on the date of such failure to continue to meet the requirements of Section 422 of the Code.

         TERM OF OPTIONS. The Compensation Committee determines the term of each option and the time or times, and conditions (such as a change in control) under which, each option vests and may be exercised. However, the term of an ISO may not exceed ten years from the date of grant and the term of an NSO may not exceed fifteen years from the date of grant.

         EXERCISE PRICE. The Compensation Committee also determines the option exercise price. However, the exercise price of an ISO may not be less than the fair market value of Common Stock on the date of grant. Under certain circumstances (relating to ownership of more than 10% of the total combined voting power of all classes of stock of the Company), the exercise price of an ISO may not be less than 110% of the fair market value on the date of grant and the term of such ISO may not exceed five years from the date of grant. For purposes of the Incentive Stock Plan and any Awards thereunder, "fair market value" of Common Stock is the mean between the highest and lowest sale prices for the Company's Common Stock as reported on The Nasdaq National Market (or such other consolidated transaction reporting system on which such Common Stock is primarily traded) on the date immediately preceding the date of grant (or on the next preceding trading date if Common Stock was not traded on the date immediately preceding the date of grant), provided, however, that, if the Company's Common Stock is not at any time readily tradable on a national securities exchange or other market system, "fair market value" shall mean the amount determined in good faith by the Compensation Committee as the fair market value of the Common Stock of the Company.

         LIMITATION ON EXERCISE OF ISOS. The aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year (under all option plans of the Company) shall not exceed $100,000 and, to the extent in excess of such $100,000, such excess options shall be treated as NSOs.

         TERMINATION OF EMPLOYMENT RELATIONSHIP. If an optionee terminates his or her employment relationship for any reason, his or her option may be exercised to the extent it had vested and was exercisable at the date of such termination for a period of time determined by the Compensation Committee at the time the option is granted. Pursuant to the terms of the existing option agreements entered into at the time of the granting of an option, in the case of a termination other than for disability, death or termination of employment for cause, the period for exercise as to vested options following termination generally may not exceed 90 days. In the case of termination for death (or death within 90 days of the employee's disability or termination by the Company other than for cause) or disability, the period for exercise as to vested options is generally 12 months. If the optionee was terminated for cause, the exercise period generally ends on the date of termination. In no event may an option be exercised after the expiration of the original term of the option.

         In all events, upon any termination of an optionee's employment with the Company or upon the optionee's death, whichever is first to occur, the unvested portion, if any, of any then unexercised options generally shall automatically and without notice terminate and become null and void.

         MANNER OF EXERCISE. Options may be exercised only by delivery of written notice to the Chief Financial Officer of the Company, at its principal business office or such other office as the Compensation Committee directs from time to time. The notice shall specify, among other items, the number of optioned shares being purchased and shall be accompanied by payment in full for the purchase price for the shares being purchased.

         PAYMENT OF EXERCISE PRICE. The Compensation Committee determines how an optionee may pay the exercise price of an option. The Incentive Stock Plan specifically states that a check is an acceptable form of consideration and that, subject to the discretion of the Compensation Committee and as provided in the agreement evidencing the grant, payment may also be made by delivery of shares of Common Stock of the Company, or by a combination of check and shares, or by delivery to the Company of a properly executed exercise notice together with a copy of irrevocable instructions to a broker to deliver to the Company the appropriate amount of proceeds from the sale of or loan against the shares exercised (often referred to as a "cashless exercise"), if the payment method used does not result in a charge to earnings of the Company for financial accounting purposes. Subject to certain restrictions and the discretion of the Compensation Committee, an optionee who incurs a tax liability upon the exercise of an option may satisfy any withholding obligation by electing to have the Company retain a sufficient number of shares to cover the withholding obligation.

         STATUS OF OPTIONEE. The recipient of an option shall not be deemed for any purpose to be a shareholder of the Company with respect to any of the Common Stock subject thereto except to the extent that the option shall have been exercised and, in addition, a certificate shall have been issued and delivered to the participant.

STOCK APPRECIATION RIGHTS

         A stock appreciation right (an "SAR") is a right to participate in the appreciation of the fair market value of the shares of Common Stock subject to the right. SARs may be granted to the holders of stock options or may be granted independently of and without relation to stock options. An SAR granted in conjunction with a stock option will entitle the holder to elect, in lieu of exercising the stock option, to receive the appreciation in the fair market value of the shares subject to the option up to the date the right is exercised. Such appreciation shall be measured from not less than the option exercise price. In the case of an SAR issued independently of any stock option, such appreciation shall be measured from not less than 85% of the fair market value of the Common Stock on the day the right is granted. Payment of such appreciation shall be made in cash or in shares of Common Stock, or a combination thereof, as determined by the Compensation Committee and as set forth in the Award, but no SAR shall entitle the holder to receive, upon exercise thereof, more than the number of shares of Common Stock (or cash equivalent) with respect to which the right is granted. An SAR relating to an NSO may be made as part of the NSO at the time of its grant or at any time thereafter up to six months prior to its expiration. An SAR relating to an ISO may be made a part of such ISO only at the time of its grant. Each SAR will be exercisable at the times and to the extent set forth therein, but no SAR shall be exercisable earlier than six months after the date it was granted or later than the earlier of (i) the term of the related stock option, if any, or (ii) 15 years after it was granted.

STOCK AWARDS

         A stock award (a "Stock Award") is a grant of shares of Common Stock to the grantee without payment for such shares or payment at less than fair market value of the shares as additional compensation for services rendered to the Company. Stock Awards are subject to such terms and conditions as the Compensation Committee determines, including, without limitation, restrictions on the sale or other disposition of such shares and rights of the Company to reacquire such shares for no consideration upon termination of the grantee's employment or consulting relationship within specified periods. The grantee of a Stock Award shall have, with respect to the shares subject to such Stock Award, all the rights of a holder of shares of the Company's Common Stock, including the right to receive dividends and to vote the shares.

PERFORMANCE SHARES

         Performance shares ("Performance Shares") entitle the grantee to receive shares of Common Stock or cash of an equivalent value at the end of a specified Performance Period (defined below). A "Performance Period" relates to the period during which the receipt of the shares of Common Stock will be deferred. Performance Shares may be awarded either alone or in addition to other Awards under the Incentive Stock Plan. The Compensation Committee will determine the number of Performance Shares to be awarded to any grantee, the duration of the Performance Period and the conditions under which receipt of the shares of Common Stock will be deferred, and the other terms and conditions of the grant. The Compensation Committee may condition the grant of Performance Shares upon the attainment of certain specified performance goals or other factors or criteria as the Compensation Committee shall determine. Unless otherwise determined by the Compensation Committee at the time of the award of a Performance Share, any dividends payable during the Performance Period with respect to the shares covered by a Performance Share award will not be paid to the grantee. Subject to the provisions of the Performance Share award and the Incentive

Stock Plan, at the expiration of the Performance Period, shares of Common Stock and/or cash of an equivalent value shall be delivered to the grantee, or his or her legal representative, in a number equal to the vested shares covered by the Performance Share award. If the grantee's employment or consulting arrangement with the Company terminates during the Performance Period, the Performance Shares in question will vest or be forfeited in accordance with the terms and conditions established by the Compensation Committee.

PERFORMANCE UNITS

         Performance units ("Performance Units") consist of the right to receive a fixed dollar amount, payable in cash or shares of Common Stock or a combination of both. Performance Units may be awarded either alone or in addition to other Awards under the Incentive Stock Plan. The Compensation Committee will determine the time or times at which Performance Units shall be awarded, the duration of the period (the "Performance Cycle") during which, and the conditions under which, a grantee's right to Performance Units will be vested, and the other terms and conditions of the award of Performance Units. The Compensation Committee may condition the vesting of Performance Units upon the attainment of certain specified goals or such other factors or criteria as the Compensation Committee shall determine. At the expiration of the Performance Cycle, the Compensation Committee shall determine the extent to which the performance goals have been achieved, and the percentage of the Performance Units that have vested. Subject to the applicable provisions of the Performance Unit grant and the Incentive Stock Plan, at the expiration of the Performance Cycle, cash and/or shares of Common Stock of an equivalent cash value shall be delivered to the grantee, or his or her legal representative, in payment of the vested Performance Units covered by the Performance Unit award. Upon termination of the grantee's employment or consulting arrangement with the Company during the Performance Cycle for a given Performance Unit award, the Performance Units in question will vest or be forfeited in accordance with the terms and conditions established by the Compensation Committee.

TERMS APPLICABLE TO ALL AWARDS

         NON-TRANSFERABILITY OF AWARDS. Awards granted under the Incentive Stock Plan are non-transferable by the participant, other than as required by law (including a qualified domestic relations order as defined by the Code or Title I of the Employment Retirement Income Security Act, or the rules thereunder), by will or the laws of descent and distribution or, if the Award expressly so provides, to the participant's immediate family (which for purposes of the Incentive Stock Plan is limited to the participant's children, grandchildren and spouse), or to one or more trusts for the benefit of such immediate family members or partnerships in which such immediate family members and/or trusts are the only partners. Except with respect to a qualified domestic relations order, Awards may be exercised during the lifetime of the participant only by the participant. In the event of the death of a participant while the participant is rendering services to the Company, each Award theretofore granted to him or her shall be exercisable during such period after his or her death as the Compensation Committee shall in its discretion set forth in such Award at the date of grant (but not beyond the stated duration of the Award) and then only
(i) by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Award passes by will or the laws of descent and distribution, and (ii) to the extent that the deceased participant was entitled to do so at the date of his or her death.

         ADJUSTMENT ON CHANGES IN CAPITALIZATION. If the Company at any time changes the number of issued Common Stock without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Common Stock) or makes a distribution of cash or property which has a substantial impact on the value of issued Common Stock, the total number of shares available for Awards under the Incentive Stock Plan shall be appropriately adjusted and the number of shares covered by each outstanding Award and the reference price or fair market value for each outstanding Award shall be adjusted so that the net value of such Award shall not be changed.

         EFFECT OF ACQUISITION OF THE COMPANY. In the event any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, each outstanding Award, subject to the other provisions of the Incentive Stock Plan and any limitation applicable to a particular Award, may be assumed or substituted by the successor corporation (or a parent or subsidiary or such successor corporation) and the grantee will be entitled to receive, upon exercise of the Award, an equivalent amount of securities, cash or other property received with respect to the Common Stock in such transaction as would have been received upon exercise of the Award immediately prior to such transaction.

         WITHHOLDING. All payments or distributions made pursuant to the Incentive Stock Plan shall be net of any amounts required to be withheld pursuant to applicable Federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Incentive Stock Plan, it may require the recipient to remit to it an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. The Compensation Committee may, in its discretion and subject to such rules as it may adopt, permit an Award holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with (i) the exercise of an NSO or an SAR, (ii) the receipt or vesting of Stock Awards or (iii) the receipt of Common Stock upon the expiration of the Performance Period or the Performance Cycle, respectively, with respect to any Performance Shares or Performance Units, by electing to have the Company withhold Common Stock having a fair market value equal to the amount to be withheld.

         TENURE. A participant's right, if any, to continue to serve the Company as an officer, employee, independent contractor or otherwise, shall not be enlarged or otherwise affected by such person's designation as a participant under the Incentive Stock Plan, nor shall the Incentive Stock Plan in any way interfere with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the participant from the rate in existence at the time of the grant of an Award.

         GOVERNING LAW. The Incentive Stock Plan and actions taken in connection therewith shall be governed by and construed in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable Florida principles of conflict of laws).

         AMENDMENT AND TERMINATION. The Board may amend, alter, suspend or discontinue the Incentive Stock Plan at any time, but such amendment, alteration, suspension or discontinuation may not adversely affect any outstanding Award without the consent of the holder. To the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act,
Section 422 of the Code or the rules of The Nasdaq Stock Market (or any other applicable law or regulation), the Company must obtain shareholder approval of certain amendments to the Incentive Stock Plan in the manner and to the degree required by such laws and regulations, including, without limitation, any amendment to the Incentive Stock Plan which (i) would change the class of persons eligible for grants of options or otherwise materially modify the requirements as to eligibility for participation in the Incentive Stock Plan or
(ii) would increase the maximum number of shares reserved for issuance under the Incentive Stock Plan. No Award shall be granted after June 29, 2006; provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant under the Incentive Stock Plan or under any other present or future plan of the Company, Awards may be granted to such participant in substitution and exchange for, and in cancellation of, any Awards previously granted such participant under the Incentive Stock Plan, or any other present or future plan of the Company.

         RULE 16B-3. Awards granted to persons subject to Section 16 of the Exchange Act, referred to as "Section 16 Insiders," are subject to any additional applicable restrictions under Rule 16b-3.

REGISTRATION OF UNDERLYING COMMON STOCK

         On November 24, 1997, the Company filed a Registration Statement on Form S-8 with the SEC in order to register the 3,000,000 shares of Common Stock then reserved for issuance under the Incentive Stock Plan. To the extent that such Registration Statement is effective under the Securities Act of 1933, as amended (the "Securities Act"), shares of Common Stock issued upon the exercise of outstanding stock options granted under the Incentive Stock Plan will be immediately and freely tradable without restriction under the Securities Act, subject to applicable volume limitations, if any, under Rule 144 promulgated under the Securities Act and, in the case of executive officers of the Company,
Section 16 of the Exchange Act. Subject to the approval of the Company's shareholders of this Proposal 2, it is currently contemplated that at the appropriate time the Company will file an additional Registration Statement on Form S-8 in order to register the additional 1,500,000 shares of Common Stock reserved for issuance under the Incentive Stock Plan.

OUTSTANDING AWARDS

         As of the Record Date, options to purchase 3,228,177 shares were outstanding under the Incentive Stock Plan, of which options to purchase 1,277,000 shares had been granted to executive officers of the Company. During 1998, options granted to executive officers totaled options to purchase 585,000 shares of Common Stock which were granted at exercise prices ranging from $1.59 to $3.63 per share (see "EXECUTIVE COMPENSATION - Executive Compensation Tables -- Option Grants in 1998 Fiscal Year). In December 1998 and May 1999, there were 563,000 options granted by the Compensation Committee of the Board to executive officers and certain other senior management personnel of the Company (of which 375,000 options were granted to executive officers) contingent upon shareholder approval of the proposed increase of reserved shares under the Incentive Stock Plan. These 563,000 options are included in the total options outstanding as of the Record Date. In general, options granted under the Incentive Stock Plan vest at the rate of 20% per year and have a total term of ten years. The options which have been granted under the Incentive Stock Plan to the Named Executive Officers of the Company immediately vest and become exercisable upon termination of employment due to death or permanent disability, or upon a sale or a change in control of the Company, and, in the case of Mr. Parandjuk, upon termination of employment by the Company without cause.

         The options to purchase shares granted under the Incentive Stock Plan that were outstanding as of the Record Date have a weighted average exercise price of approximately $3.17 per share.

         As of the Record Date, the Company has not granted any SARs, Stock Awards, Performance Shares or Performance Units under the Incentive Stock Plan.

RECENT PRICE OF COMMON STOCK

         On July 8, 1999, the closing sale price of the Common Stock on The Nasdaq National Market was $11.50 per share.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of the applicable Federal income tax consequences of Awards granted under the Incentive Stock Plan based on U.S. Federal income tax laws in effect on the date of this Proxy Statement. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISIONS OF ANY INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A GRANTEE MAY RESIDE.

         INCENTIVE STOCK OPTIONS. No taxable income is recognized by a holder of an option (an "optionee") upon the grant or exercise of an ISO. No taxable ordinary income is recognized by the optionee upon the disposition of an ISO by an optionee (except to the extent the ISO affects the determination of the optionee's alternative minimum taxable income under Section 56 of the Code, as discussed in the paragraph below entitled "Alternative Minimum Taxable Income Adjustment"), provided (i) no disposition of any share of Common Stock issued pursuant to the exercise of the ISO is made by the optionee within two (2) years from the date of the grant of the ISO nor within one (1) year after the transfer of such share to him or her (a disposition within either of such periods is hereinafter referred to as a "disqualifying disposition"); and (ii) the optionee was an employee of the Company at all times from the date of the grant of the ISO to the date, generally, three (3) months before the date of such exercise (the optionee is "continuously employed") (that is, the optionee may exercise the ISO within three (3) months following his or her termination of employment without the recognition of taxable income on such exercise).

         If any share of Common Stock is transferred to an optionee pursuant to his or her exercise of an ISO, and if no disqualifying disposition of such share is made by the optionee, and the optionee is continuously employed by the Company, then upon the subsequent disposition of such share by the optionee, (i) any amount realized in excess of the option exercise price is treated as long-term capital gain (subject to various tax rates depending on how long such share is held); (ii) any loss sustained is a long-term capital loss; and (iii) no deduction under Section 162 of the Code (relating to trade or business expenses) ("employer tax deduction") is allowed to the Company for Federal income tax purposes.

         If any share of Common Stock transferred to an optionee pursuant to his or her exercise of an ISO is disposed of by the optionee in a disqualifying disposition, then for the taxable year of such disposition (i) the optionee recognizes ordinary compensation income in an amount equal to the lesser of (a) the excess, if any, of the fair market value of such share at the time of the exercise of the option over the option exercise price and (b) the amount realized on such disposition over the option exercise price; (ii) the basis of such share is then increased by the amount of any income recognized, and any additional gain or loss recognized by the optionee with respect to such share is treated as short-term or long-term capital gain or loss (as the case may be) depending on how long such share is held; and (iii) the Company is allowed an employer tax deduction in an amount equal to the optionee's ordinary compensation income described in (i) above.

         NONQUALIFIED STOCK OPTIONS. With respect to NSOs: (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company is entitled to an employer tax deduction in the same amount; and (iii) upon disposition of the shares, any gain or loss recognized (after increasing the basis of such shares by the amount of any ordinary income previously recognized) is treated as short-term or long-term capital gain or loss (as the case may be) depending on how long such shares are held. To qualify for long-term capital gain treatment, such shares will have to be held for more than one year and, if not, any short-term capital gain shall be taxable at ordinary income tax rates. In the case of an optionee who is also an employee at the time of grant, any income recognized upon exercise of an NSO will constitute wages for which Federal income tax withholding will be required.

         STOCK APPRECIATION RIGHTS. With respect to Stock Appreciation Rights, if the grantee elects to receive the appreciation inherent in the Stock Appreciation Right in cash, the cash is ordinary income, taxable to the grantee. If the grantee elects to receive the appreciation in the Company's Common Stock, the stock received will be ordinary income to the grantee to the extent of the difference between its fair market value and the amount, if any, the grantee paid for the stock. The Company is entitled to an employer tax deduction in the same amount of the ordinary income.

         STOCK AWARDS. With respect to Stock Awards, generally, ordinary income is recognized to the grantee on the date of grant in an amount equal to the difference between the fair market value of the Common Stock awarded and the consideration paid by the grantee, if any, for such shares and the Company is entitled to an employer tax deduction in the same amount.

         PERFORMANCE SHARES AND PERFORMANCE UNITS. With respect to Performance Shares and Performance Units, generally, ordinary income is recognized by the grantee upon receipt by the grantee of shares of Common Stock or cash of an equivalent value or a combination of both upon the expiration of either the Performance Period or the Performance Cycle and the Company is entitled to an employer tax deduction in the same amount.

         ALTERNATIVE MINIMUM TAXABLE INCOME ADJUSTMENT. The exercise by an optionee of an ISO granted under the Incentive Stock Plan may subject the optionee to alternative minimum tax ("AMT") under Section 56 of the Code. Under
Section 56(b)(3) of the Code, for purposes of computing the amount of the alternative minimum taxable income ("AMTI") of an individual for any taxable year, (i) Section 83 (relating to NSOs) as opposed to Section 421 (relating to
ISOs) of the Code applies to the transfer of a share of Common Stock pursuant to the exercise of an ISO (that is, the ISO is treated as an NSO) and (ii) the optionee must treat the difference, if any, between the fair market value of the ISO and the option exercise price as an adjustment in determining AMTI under

Section 56(b)(3) of the Code in the first taxable year in which the optionee's rights in such share are either transferable or are not subject to a substantial risk of forfeiture under Section 83(a) of the Code. An optionee may alter the timing and amount of such an AMTI adjustment, if any, by filing with the Internal Revenue Service an election under Section 83(b) of the Code within thirty (30) days after the date of the exercise of an ISO. Such an AMTI adjustment, if any, is also added to the basis of such share for purposes of determining adjusted gain or loss under the AMT upon disposition of such share. No such AMT adjustment is required if the exercise of an ISO and the subsequent disposition of such share occur within the same taxable year.

                      AMENDMENT TO THE INCENTIVE STOCK PLAN

PROPOSAL

         Because the Board considers the Incentive Stock Plan a very effective means to promote the success and to assist in the further growth and development of the Company, the Board, on December 29, 1998, approved an amendment to the Incentive Stock Plan, subject to the approval of the Company's shareholders. The Board seeks the approval of the Company's shareholders to increase the number of shares of Common Stock issuable pursuant to the Incentive Stock Plan from 3,000,000 shares to 4,500,000 shares.

PURPOSES OF THE AMENDMENT

         The purpose for increasing the number of shares available for issuance under the Incentive Stock Plan is to ensure that the Company will continue to be able to grant Awards as incentives to those individuals upon whose efforts and motivation the Company relies for the continued success and development of its business and to attract and retain the best qualified personnel. In addition, a total of 563,000 options granted to executive officers and certain senior management personnel of the Company (of which 375,000 options were granted to executive officers) in December 1998 and May 1999 are contingent upon shareholder approval of an increase in the total number of shares of Common Stock reserved for issuance under the Incentive Stock Plan to at least 3,500,000 shares. If such increase is not approved by the Company's shareholders by December 28, 1999 (within one year following the Board's authorization of such increase), the grant of such 563,000 options shall be void.

REQUIRED VOTE

         The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting which cast a vote on Proposal 2 is necessary for the adoption and approval of the proposed amendment to the Incentive Stock Plan.

         THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE INCENTIVE STOCK PLAN.

                                   PROPOSAL 3

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of Arthur Andersen LLP ("Arthur Andersen") acted as the Company's independent public accountants for the Company's fiscal year ended December 31, 1998. The Audit Committee of the Board of Directors of the Company recommended and the Board resolved that Arthur Andersen serve as the Company's independent public accountants for the fiscal year ending December 31, 1999, subject to finalizing the terms of engagement of Arthur Andersen for fiscal year 1999. Such independent accountants will continue to serve at the pleasure of the Board. A representative of Arthur Andersen is expected to be present at the Annual Meeting in order to have the opportunity to make a statement, if such representative desires to do so, and to be available to respond to appropriate questions relating to the examination by Arthur Andersen of the Company's 1998 financial statements.

         Shareholder approval of the Company's auditors is not required under Florida law. The Board is submitting its selection of Arthur Andersen to its shareholders for ratification in order to determine whether the shareholders generally approve of the Company's auditors. If selection of Arthur Andersen is not approved by the shareholders, the Board will reconsider its selection.

REQUIRED VOTE

         The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting which cast a vote on Proposal 3 is necessary for the ratification of the selection of the independent public accountants.

         THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Shareholder proposals intended to be presented at the 2000 annual meeting of shareholders must be submitted to the Secretary of the Company, at the principal executive offices of the Company, 8700 West Flagler Street, Miami, Florida 33174, no later than March 14, 2000, in order to receive consideration for inclusion in the Company's 2000 proxy materials. Any such shareholder proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

         The persons named as proxies for the 2000 annual meeting of shareholders will generally have discretionary authority to vote on any matter presented by a shareholder for action at that meeting. Generally, in the event that the Company receives notice of any shareholder proposal no later than the close of business on the sixtieth (60th) day, nor earlier than the close of business on the ninetieth (90th) day, prior to the first anniversary of the date of the Annual Meeting, then, so long as the Company includes in its proxy statement for the 2000 annual meeting of shareholders advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, subject to, and except to the extent limited by, the rules of the SEC governing shareholder proposals.

                                  OTHER MATTERS

         EACH PERSON SOLICITED HEREUNDER CAN OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITH EXHIBITS) FOR THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO MARC J. STONE, VICE PRESIDENT OF CORPORATE DEVELOPMENT, GENERAL COUNSEL AND SECRETARY OF THE COMPANY, AT THE COMPANY'S EXECUTIVE OFFICES LOCATED AT 8700 WEST FLAGLER STREET, MIAMI, FLORIDA 33174.

                                        By Order of the Board of Directors


                                        Marc J. Stone
                                        Secretary

July 12, 1999

PROXY

                              OMEGA RESEARCH, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints William R. Cruz and Ralph L. Cruz, and each of them, with full power of substitution, as attorneys and proxies to appear and to vote all shares of common stock of Omega Research, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Miami Airport Marriott, 1201 N.W. LeJeune Road, Miami, Florida 33126, on Friday, August 13, 1999, at 10:00 a.m. (local time) and at any postponements or adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated July 12, 1999, and instructs its attorneys and proxies to vote as set forth on this Proxy.

                         (TO BE SIGNED ON REVERSE SIDE)

         [X]      Please mark your
                  votes as in this
                  example.

                             FOR     WITHHELD      NOMINEES: William R. Cruz
1.    ELECTION OF            [  ]      [  ]                  Ralph L. Cruz
      DIRECTORS                                              Peter A. Parandjuk
      (PROPOSAL 1)                                           Salomon Sredni
FOR, EXCEPT vote withheld from the                           Marc J. Stone
following nominee(s): _________________________________      Brian D. Smith
_______________________________________________________      Stephen C. Richards

2. APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE UNDER THE AMENDED AND RESTATED 1996 INCENTIVE STOCK PLAN FROM 3,000,000 TO 4,500,000 SHARES (PROPOSAL 2)

             [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999 (PROPOSAL 3)

             [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

4. In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The shares represented by this Proxy will be voted as specified. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1, 2 AND 3 ABOVE. THIS PROXY CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RETURNED IN ORDER TO HAVE YOUR SHARES VOTED.

                                    PLEASE NOTE ANY CHANGE OF ADDRESS.
                                    PLEASE MAIL IN THE ENVELOPE PROVIDED.

                                    Signature_______________________________

                                    Date____________________________________

                                    Signature_______________________________

                                    Date____________________________________

                                    NOTE: Please sign exactly as your name
                                          appears above. Joint owners should
                                          each sign. When signing as attorney,
                                          executor, administrator, trustee,
                                          etc., indicate title. If the signer
                                          is a corporation, sign in the
                                          corporate name by a duly authorized
                                          officer.